Putnam Voyager Fund, January 31, 2016,  semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1   (000's omitted)

Class A   34,009
Class B   455
Class C   575
Class M   178

72DD2   (000's omitted)

Class R   58
Class R5  25
Class R6  558
Class Y   3,553

73A1

Class A   0.317
Class B   0.132
Class C   0.107
Class M   0.185

73A2

Class R   0.165
Class R5  0.404
Class R6  0.441
Class Y   0.380

74U1	(000s omitted)

Class A	  110,807
Class B	  3,569
Class C	  5,429
Class M	  892

74U2	(000s omitted)

Class R	  355
Class R5  64
Class R6  1,227
Class Y	  9,147

74V1

Class A	  24.25
Class B	  19.50
Class C	  21.96
Class M	  21.85

74V2

Class R	  23.79
Class R5  25.65
Class R6  25.65
Class Y	  25.59


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.